Exhibit 99.1

Rayeman Elements announces the sale of their second state-of-the-art DDG/Grain drying system to Lincolnway Energy of Nevada, Iowa

Rayeman Elements, Inc., in conjunction with its partner Nationwide 5 LLC, has completed the sale of their second production unit to Lincolnway Energy of Nevada, Iowa.  Rayeman Elements, based in Berthoud, CO has developed, designed, and manufactured a brand new, ground-breaking, patented grain drying system, the Rayeman Compression Dryer (“RCD”), targeting the grain and grain co-products markets.

Lincolnway Energy, LLC, located in Nevada Iowa, has been working to develop a high quality species specific animal feed, branded as PureStream™ Protein.  This product will target the growing swine and poultry markets in Iowa.  PureStream™ Protein is both higher in crude protein, and richer in the essential amino acids these animals need for growth than traditional DDG.  The Rayeman Compression Dryer system is ideal for this kind of product; it is inherently a low heat process which will not denature the proteins in the product as can happen in some drying systems, and the RCD is scalable, so production volumes can grow with sales.

Eric Hakmiller, President of Lincolnway Energy said, “We first saw this system at the vendor exhibit floor of the FEW in 2016.  We were very excited about the potential at the time and were one of the first to see the prototype when it was operational last fall.  Rayeman Elements and Nationwide 5 have been great to work with so far and we are looking forward to seeing PureStream™ Protein commercialized on this dryer system by the end of 2017”.

Mike Thomas, Vice President and Director of Technology of Rayeman Elements said “Working with Lincolnway on this project has been a terrific experience and we are excited to help them achieve their ultimate goals in grain drying.”

The Rayeman Compression Dryer is a unique drying system for the industry.    As wet grain goes in, the moisture in the grain meets two electrically heated, specially designed and patented screws inside a barrel. These screws intermesh with one another creating designated compression points that squeeze the water out of the grain, while simultaneously creating heat at low temperatures upon contact, and vaporizing the water within the grains at various flash points throughout the process. Additional heat is created naturally through shearing and compressing of the material from the rotating screws, causing this machine to conserve energy through self-generated low heat, and by squeezing water from the grain versus reaching heat of vaporization. The RCD process eliminates burning, and produces the highest nutritional value grain that is consistently a lighter, superior golden colored, more flowable grain; an attribute highly sought after in the business of grain exporting and feed.

In addition to the Rayeman Compression Dryer producing a superior quality grain, the required moisture levels are dialed in, meaning one has the flexibility to produce modified wets along the way, if desired.  The RCD emits far lower VOCs, which significantly reduces Regenerative Thermal Oxidizer (“RTO”) requirements by as much as 66%, and makes EPA permitting easier.  The RCD is explosion proof – providing unmatched safety and lower insurance rates. This technology offers a significantly smaller footprint than conventional dryers, and in comparison, a lower capital cost overall to purchase and operate - creating a win-win all around.

Lincolnway Energy, an ethanol and grain processor since May of 2006, continually strives to seek out and implement the safest and most efficient, methods of production and has found all of that in the Rayeman Compression Dryer.  Lincolnway Energy and Rayeman Elements, together, are scheduled to have the dual drying systems fully operational by late fall of this year.

Please visit Rayeman Elements, Inc. at www.rayemanelements.com for more information on the RCD and Lincolnway Energy, LLC at http://www.lincolnwayenergy.com for more information on their plant and grain buying options.